NAME OF REGISTRANT

Franklin Custodian Funds
File No. 811-00537

EXHIBIT ITEM No. 77M: Mergers


Pursuant to an Agreement and Plan of Reorganization between the Franklin Large Cap Equity Fund ("Large Cap Equity Fund"), a series of Franklin Global Trust, and the Franklin Growth Fund (the "Growth Fund"), a series of Franklin Custodian Funds, the Growth Fund acquired substantially all of the assets of the Large Cap Equity Fund on March 11, 2016, in exchange solely for shares of the Growth Fund, and the distribution of such shares to the shareholders of the Large Cap Equity Fund.